Exhibit 21.1

Significant Subsidiaries of
IntriCon Corporation

Subsidiary	Place of Incorporation

IntriCon GmbH	Germany

Vertrieb von Elecktronikteilen

IntriCon, Inc. (formerly Resistance Technology, Inc.)	Minnesota

RTI Electronics, Inc.	Delaware

IntriCon PTE LTD.	Singapore

IntriCon Tibbetts Corporation	Maine

IntriCon Datrix Corporation	California

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